Exhibit 99.2

Regency Energy Partners LP Announces Pricing of $700 Million Senior Notes

DALLAS, September 27, 2012 (BUSINESS WIRE) — Regency Energy Partners LP (NYSE: RGP) (“Regency”) today announced the pricing of its public offering of $700 million aggregate principal amount of 5 1/2% Senior Notes due 2023. Due to favorable market conditions, the size of the offering was increased from $500 million to $700 million. Regency Energy Finance Corp., a wholly owned direct subsidiary of Regency, will serve as the co-issuer of the notes. The sale of the notes is expected to settle on October 2, 2012, subject to the satisfaction of customary closing conditions. Regency intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility.

Citigroup, RBS, BofA Merrill Lynch, Barclays, Credit Suisse, J.P. Morgan, SunTrust Robinson Humphrey and Wells Fargo Securities are acting as joint book-running managers for this offering. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the offices of:

Citigroup Attn: Prospectus Department Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, NY 11220 Telephone: 800-831-9146 Email: batprospectusdept@citi.com	RBS Securities Inc. Attn: High Yield Debt Capital Markets Syndicate 600 Washington Blvd. Stamford, CT 06901 Telephone: 866-884-2071

BofA Merrill Lynch Attn: Prospectus Department 222 Broadway, 7th Floor New York, NY 10038 Email: dg.prospectus_requests@baml.com	Barclays c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 888-603-5847 Email: Barclaysprospectus@broadridge.com

Credit Suisse Attn: Prospectus Department One Madison Avenue New York, NY 10010 Telephone: 800-221-1037 Email: newyork.prospectus@credit-suisse.com	J.P. Morgan c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 866-803-9204

SunTrust Robinson Humphrey Attn: HY Syndicate 3333 Peachtree Road, 10th Floor Code: GA-ATLANTA-3947 Atlanta, GA 30326	Wells Fargo Securities Attn: Client Support, MAC D1086-070 550 South Tryon Street, 7th Floor Charlotte, NC 28202 Telephone: 800-326-5897 Email: cmclientsupport@wellsfargo.com

You may also obtain these documents for free when they are available by visiting EDGAR on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by Regency with the SEC.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Additional risks include: volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for Regency as well as for producers connected to Regency’s system and its customers, the level of creditworthiness of, and performance by Regency’s counterparties and customers, Regency’s ability to access capital to fund organic growth projects and acquisitions, and Regency’s ability to obtain debt and equity financing on satisfactory terms, Regency’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in Regency’s transactions, changes in commodity prices, interest rates, and demand for Regency’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, Regency’s ability to obtain required approvals for construction or modernization of Regency’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by Regency with the SEC, which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

SOURCE: Regency Energy Partners LP

Investor Relations:

Regency Energy Partners LP

Lyndsay Hannah, 214-840-5477

Manager, Finance & Investor Relations

ir@regencygas.com

or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

vicki@granadopr.com